                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
              SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

Filed by the Registrant  [_]

Filed by a Party other than the Registrant  /

Check the appropriate box:

/    Preliminary Proxy Statement
[_]  Definitive Proxy Statement
/    Definitive Additional Materials
/    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            COMPUCOM SYSTEMS, INC.
               (Name of Registrant as Specified In Its Charter)

                            COMPUCOM SYSTEMS, INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(a)(1)(ii), 14a- 6(i)(l), or 14a-6(j)(2).

/ $500 per each party to the controversy pursuant to Exchange Act Rule 14(a)- 6(i)(3).

/    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):
     (4)  Proposed maximum aggregate value of transaction:

/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:


Notes:



(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                        [LOGO OF COMPUCOM APPEARS HERE]




                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, MAY 21, 1996


TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CompuCom Systems, Inc. (the "Company") will be held at The Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240 on Tuesday, May 21, 1996 at 2:00 p.m., local time, for the following purposes:

     1.   To elect eleven directors;

     2. To consider and vote on a proposal to adopt the Management Incentive Compensation Plan; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has established the close of business on April 1, 1996 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting or any adjournments thereof. In order that the meeting can be held and a maximum number of shares can be voted, whether or not you plan to be present at the meeting in person, please fill in, date and sign, and promptly return the enclosed Proxy in the return envelope provided for your use. No postage is required if mailed in the United States.

                                         By order of the Board of Directors,

                                         /s/ JAMES A. OUNSWORTH

                                         JAMES A. OUNSWORTH
                                         Secretary



10100 North Central Expressway
Dallas, TX 75231
April 12, 1996

                            COMPUCOM SYSTEMS, INC.
                        10100 NORTH CENTRAL EXPRESSWAY
                               DALLAS, TX 75231


                                PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the "Board") of CompuCom Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 21, 1996 (such meeting and any adjournment or adjournments thereof referred to as the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. The Company intends to mail this Proxy Statement and related form of Proxy to stockholders on or about April 12, 1996.

VOTING SECURITIES

     Only the holders of shares of common stock, par value $.01 per share (the "Common Stock"), and Series B Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series B Stock"), of the Company of record at the close of business on April 1, 1996 (cumulatively, the "Shares") are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 44,382,671 shares of Common Stock and 1,500,000 shares of Series B Stock outstanding and entitled to be voted at the Annual Meeting. It is the intention of the persons named in the Proxy to vote as instructed by the stockholders or, if no instructions are given, to vote as recommended by the Board. Each stockholder has one vote per Share on all business of the Annual Meeting, except that in the election of directors each share of Series B Stock has the right to cast five votes for each share of Common Stock into which such Series B Stock could then be converted. Each share of Series B Stock is convertible into
1.477104 shares of Common Stock.

     The eleven nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors. The Management Incentive Compensation Plan requires the approval of a majority of the votes cast thereon. A majority of outstanding Shares will constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld from any director, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

REVOCABILITY OF PROXY

     Execution of the enclosed Proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder, in exercising his right to vote in person at the Annual Meeting, effectively revokes all previously executed Proxies. In addition, the Proxy is revocable at any time prior to the effective exercise thereof by filing notice of revocation with the Secretary of the Company or by filing a duly executed Proxy bearing a later date.

PERSONS MAKING THE SOLICITATION

     The solicitation of this Proxy is made by the Company. The cost of soliciting Proxies on behalf of the Board of Directors, including the actual expenses incurred by brokerage houses, nominees and fiduciaries in forwarding Proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain officers and other employees of the Company may solicit Proxies on behalf of the Board of Directors in person or by telephone.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Stockholders intending to present proposals at the next Annual Meeting of Stockholders to be held in 1997 must notify the Company of the proposal no later than December 13, 1996.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 1, 1996, the Company's Common Stock beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and the number of shares of Common Stock owned beneficially by each director, by each named executive officer, and by all executive officers and directors as a group. In addition to the information regarding the Company's Common Stock listed below, as of April 1, 1996, there were 1,500,000 shares of Series B Stock issued and outstanding. All of such Series B Stock is owned of record by Safeguard Scientifics (Delaware), Inc., a wholly owned subsidiary of Safeguard Scientifics, Inc. ("Safeguard"), and consequently is beneficially owned by Safeguard.


                                               NUMBER OF  SHARES  PERCENT OF
                                                  OWNED /(1)/        CLASS
                                               -----------------  -----------
Safeguard Scientifics, Inc.
 800 The Safeguard Building
 435 Devon Park Drive
 Wayne, PA  19087/(2)/.......................         24,417,393           52.4%
Massachusetts Mutual Life Insurance Company
 1295 State Street
 Springfield, MA 01111/(3)/..................          2,923,180            6.6%
Charles A. Root/(4)/.........................             50,000            *
Edward R. Anderson/(5)/......................            660,000            1.5%
Daniel F. Brown/(6)/.........................            641,923            1.4%
James W. Dixon/(5)/..........................            386,350            *
Michael J. Emmi/(5)/.........................              5,000            *
Richard F. Ford..............................             20,800            *
Delbert W. Johnson...........................              6,500            *
John D. Loewenberg...........................              7,000            *
Ira M. Lubert/(5)/...........................            250,000            *
Warren V. Musser/(7)/........................            409,147            *
Edward N. Patrone/(5)/.......................             10,000            *
Robert J. Boutin/(5)/........................            176,133            *
Executive officers and directors as a group
  (12 persons)/(8)/..........................          2,622,853            5.7%

_______

*    Less than 1%

(1) Except as otherwise disclosed, the nature of beneficial ownership is the sole power to vote and to dispose of the Shares (except for Shares held jointly with spouse).

(2) Safeguard Scientifics (Delaware), Inc. ("Safeguard Delaware"), a wholly owned subsidiary of Safeguard, is the record owner of 20,868,403 Shares of Common Stock and 1,500,000 shares of Series B Stock, which are presently convertible into 2,215,657 Shares of Common Stock. CompuShop Incorporated, a wholly owned subsidiary of Safeguard Delaware, is the record owner of 1,333,333 Shares of Common Stock. Consequently, such Shares are beneficially owned by Safeguard, which is the parent of the Company by virtue of its share ownership at April 1, 1996. All of the Shares beneficially owned by Safeguard have been pledged by Safeguard as collateral under its bank line of credit.

(3) As of April 1, 1996, Massachusetts Mutual Life Insurance Company has advised the Company that Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors and MassMutual Participation Investors beneficially own 1,607,749 Shares, 875,970 Shares and 439,461 Shares, respectively. Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors and MassMutual Participation Investors, which may be deemed to be members of a group, disclaim beneficial ownership of Shares of the Company's Common Stock.

(4)  Shares are held by Mr. Root's spouse.

(5) Includes for Messrs. Anderson, Dixon, Emmi, Lubert, Patrone and Boutin 310,000 Shares, 263,251 Shares, 5,000 Shares, 250,000 Shares, 10,000
     Shares, and 138,000 Shares, respectively, that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by May 30, 1996.

(6) Includes 630,000 Shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by May 30, 1996, and 306 Shares held by Mr. Brown's daughter. Mr. Brown disclaims beneficial ownership of the Shares owned by his daughter.

(7) Includes 25,564 Shares held by a charitable foundation of which Mr. Musser is an officer and director. Excludes 24,417,393 Shares beneficially owned by Safeguard, for which Mr. Musser serves as Chairman of the Board and Chief Executive Officer. Mr. Musser disclaims beneficial ownership of the Shares beneficially owned by the charitable foundation and by Safeguard.

(8) Includes 1,606,251 Shares which may be acquired upon exercise of stock options which are currently exercisable or which will become exercisable by May 30, 1996.

     At April 1, 1996, Messrs. Musser and Root each beneficially owned approximately 12.5% and 1.3%, respectively, of the outstanding common stock of Safeguard. All officers and directors of the Company as a group, other than Messrs. Musser and Root, owned less than 1% of Safeguard's outstanding common stock. At April 1, 1996, ClientLink, Inc. was a majority owned subsidiary of the Company. Executive officers and directors of the Company beneficially owned as of such date the following shares of ClientLink, Inc. common stock: Mr. Anderson, 24,000 shares, (6,000 of which may be acquired pursuant to currently exercisable stock options), .7%; Mr. Dixon, 168,000 shares, 5.0%; Mr. Brown, 18,000 shares, .5%; Mr. Boutin, 24,000 shares (6,000 of which may be acquired pursuant to currently exercisable stock options), .7%; and officers and directors as a group, 234,000 shares (12,000 of which may be acquired pursuant to currently exercisable stock options), 6.9%.


                           I.  ELECTION OF DIRECTORS

     It is intended that the persons named as proxies for this Annual Meeting will vote in favor of the election of the following nominees as directors of the Company to hold office until the Annual Meeting of Stockholders in 1997 and until their successors are elected and have qualified. Proxies may not be voted for more than eleven directors. Each of the nominees has consented to serve if elected. However, if any of the nominees should become unavailable prior to the election, the holder of the Proxies may vote the Proxies for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors to be elected.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF
                                                             ---
THE SLATE OF NOMINEES SET FORTH IN THIS PROPOSAL. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS. THE ELEVEN NOMINEES RECEIVING THE HIGHEST NUMBER OF AFFIRMATIVE VOTES OF THE SHARES PRESENT OR REPRESENTED AND ENTITLED TO BE VOTED SHALL BE ELECTED AS DIRECTORS.


                     PRINCIPAL OCCUPATION AND BUSINESS          HAS BEEN A
  NAME               EXPERIENCE DURING LAST FIVE YEARS          DIRECTOR SINCE     AGE
- ------------------   ---------------------------------          --------------     ---
Charles A. Root      Executive Vice President, Safeguard
                     Scientifics, Inc., a strategic
                     information systems company, and
                     Chairman of the

                     Board of the Company/(4)/.................       1986         63
Edward R. Anderson   President and Chief Executive Officer of
                     the Company/(5)/..........................       1993         49
Daniel F. Brown      Executive Vice President, Sales of the
                     Company...................................       1990         50
James W. Dixon       President and Chief Executive Officer,
                     ClientLink, Inc., a software development
                     company/(6)/..............................       1988         49
Michael J. Emmi      Chairman of the Board, President and
                     Chief Executive Officer, Systems &
                     Computer Technology Corporation, a
                     provider of computer software and
                     services/(1)(7)/..........................       1994         54
Richard F. Ford      Managing General Partner, GM
                     Management Company Limited
                     Partnership and Gateway Associates III,
                     L.P., venture capital management
                     companies/(2)(3)(8)/......................       1991         59
Delbert W. Johnson   Chairman and Chief Executive Officer,
                     Pioneer Metal Finishing, a specialty metal
                     finishing company/(1)(9)/.................       1995         57
John D. Loewenberg   Managing Partner, JDL Enterprises, a
                     consulting firm/(2)(10)/..................       1995         55
Ira M. Lubert        General Partner, Technology Leaders
                     Management L.P. and Technology Leaders
                     II Management L.P., and Managing Director,
                     Radnor Venture Management Company,
                     venture capital partnerships/(2)(3)(11)/..       1987         46
Warren V. Musser     Chairman of the Board and Chief
                     Executive Officer, Safeguard Scientifics,
                     Inc., a strategic information systems
                     company/(2)(3)(12)/.......................       1984         69
Edward N. Patrone    Business Consultant/(1)(13)/..............       1991         61

__________

(1)  Member of the Audit Committee.

(2)  Member of the Compensation Committee.

(3)  Member of the Executive Committee.

(4) Mr. Root served as Vice Chairman of the Board from June 1988 until March 1991. Mr. Root is Chairman of the Board of Coherent Communications Systems Corporation and Tangram Enterprise Solutions, Inc. and a director of USDATA Corporation.

(5) Mr. Anderson served as Chief Operating Officer from August 1993 through December 1993 and has served as President and Chief Executive Officer of the Company since January 1994. Prior to joining the Company, Mr. Anderson served from May 1988 to July 1993 as President and Chief Operating Officer of Computerland Corporation (now known as Vanstar), a computer reseller.

(6) Prior to joining ClientLink, Inc., a subsidiary of the Company, Mr. Dixon served as Chairman of the Board of the Company from January 1989 through February 1996, as President from June 1988 to January 1989, and as co-Chief Executive Officer from January 1989 to March 1991. Mr. Dixon is a director of Fisher Restaurant Systems, Inc. and USDATA Corporation.

(7)  Mr. Emmi is a director of National Media Corporation.

(8) Mr. Ford is a director of Stifel Financial Corporation and D&K Wholesale Drug, Inc.

(9) Mr. Johnson served as the President and Chief Executive Officer of Pioneer Metal Finishing, a division of Safeguard Scientifics, Inc., from 1978 until October 1994, when he assumed the position of Chairman of the Board and Chief Executive Officer. Mr. Johnson is a director of Coherent Communications Systems Corporation, Ault, Inc., First Bank Systems, Inc., Safeguard Scientifics, Inc. and Tennant
     Company. Mr. Johnson was the Chairman of the Ninth District Federal
     Reserve Bank from 1991 to 1993 and was the 1993 Chairman of the Federal Reserve Board Conference of Chairmen.

(10) From May 1995 through March 1996, Mr. Loewenberg served as Executive Vice President and Chief Administrative Officer of Connecticut Mutual, a life insurance company. Prior to joining Connecticut Mutual, Mr. Loewenberg served as Senior Vice President of Aetna Life and Casualty, a multi-line
     insurer, from March 1989 to May 1995.   For the first five years, he was
     Chief Executive Officer of Aetna Information Technology, the information systems company of Aetna. Subsequently, he became Senior Vice President of Aetna Health Plans, the managed care operation of Aetna. Mr. Loewenberg is Chairman of Precision Systems, Inc.

(11) Mr. Lubert has served as a managing director of Radnor Venture Management Company since 1988, a managing director since 1991 and a general partner since 1995 of Technology Leaders Management L.P., and a managing director and a general partner of Technology Leaders II Management L.P. since 1994. Mr. Lubert is a director of National Media Corporation.

(12) Mr. Musser is Chairman of the Board of Cambridge Technology Partners (Massachusetts), Inc. and is a director of Coherent Communications Systems Corporation. Mr. Musser also serves on a variety of civic, educational and charitable Boards of Directors including The Franklin Institute and the Board of Overseers of The Wharton School of the University of Pennsylvania and serves as Vice President/Development, Cradle Liberty Council, Boy Scouts of America and as Vice Chairman of The Eastern Technology Council.

(13) Mr. Patrone served as President and Chief Executive Officer of Paper Corporation of America, a distributor of paper products, from 1988 until his retirement in 1991. Mr. Patrone is a director of Primesource Corp.

DIRECTORS' COMPENSATION

     Directors are elected annually and hold office until their successors are elected and have qualified or until their earlier resignation or removal. In 1995, each director who was not an employee or consultant of the Company, its subsidiaries or Safeguard, received an annual cash retainer of $6,000, payable quarterly in arrears, and $1,200 for each Board meeting attended, payable quarterly in arrears. Directors also were reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings or other Company business.

     Pursuant to the provisions of the Stock Option Plan for Directors, Mr. Loewenberg was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $5.75 per share. The Company also granted an option to purchase 10,000 shares of Common Stock at an exercise price of $5.75 to Mr. Johnson upon his election to the Company's Board in July 1995. The options granted to Messrs. Loewenberg and Johnson vest in 25% installments commencing on the first anniversary of the grant date and have a term of 10 years.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board held four meetings in 1995. The Company's Board has appointed standing Compensation, Executive and Audit Committees. The Compensation Committee reviews and approves management's recommendations for compensation levels, including incentive compensation for all executive officers, and administers the Company's stock option plans. The Compensation Committee met four times during 1995. The Executive Committee, which met once during 1995, is authorized to act upon all matters with respect to the management of the business and affairs of the Company, except that its authority to authorize and approve transactions is limited to up to $5 million in the aggregate between meetings of the Board. The Audit Committee recommends the firm to be appointed as independent certified public accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent certified public accountants, reviews with management and the independent certified public accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company, and reviews the non-audit services to be performed by the independent certified public accountants. The Audit Committee met three times during 1995. The Company does not have a Nominating Committee or any committee performing similar functions. All of the directors attended at least 75% of the Board meetings; however, Mr. Ford and Mr. Root attended only 67% and 71%, respectively, of the total of the Board and Committee meetings of which they were members.

                  REPORT OF THE BOARD COMPENSATION COMMITTEE

     The Compensation Committee of the Board (the "Compensation Committee") reviews and approves compensation levels recommended by management, including incentive compensation, for the executives of the Company, and administers the Company's stock option plans. Messrs. Ford, Lubert and Musser currently constitute the Compensation Committee.

EXECUTIVE COMPENSATION POLICIES

     The Company is in a highly competitive industry. In order to succeed, the Company believes that it must be able to attract and retain outstanding executives, promote among them the economic benefits of stock ownership in the Company, and motivate and reward executives who, by their industry, loyalty and exceptional service, make contributions of special importance to the success of the business of the Company. The Company has structured its executive compensation program to support the strategic goals and objectives of the Company.

     Base compensation levels and benefits are initially established for new executives on the basis of a combination of factors, including a review of various published industry salary surveys which include many, but not all, of the companies included in the Company's peer group in the Stock Performance Graph which follows, and certain subjective factors, including reference to experience and achievements of the individual and the level of responsibility to be assumed in the Company. Any salary increases that are approved by the Compensation Committee are generally awarded at year-end based on a review of the level of achievement of financial and strategic objectives as defined in the Company's annual strategic plan, and individual performance and contributions to the achievement of the Company's objectives. Annual cash bonuses are intended to create an incentive for executives who significantly contribute to and influence the Company's strategic plans and are responsible for the Company's performance. The aims are to focus executives' attention on areas such as profitability and asset management, to encourage teamwork, and to tie executive pay to corporate performance goals which are consistent with the long-term goals of stockholders and other investors. Bonuses are awarded based on the achievement of annual financial and strategic goals as approved by the Compensation Committee at the beginning of each year, which goals may include a target range of pretax earnings, earnings per share, return on equity, or some other objective measurement that is consistent with long-term stockholder goals. The Compensation Committee approves a target range for specific financial and/or strategic goals, and a range of potential bonus amounts for each executive, stated as a percentage of base salary. Ranges of potential bonuses are determined based upon the executive's ability to impact the Company's performance, and actual bonuses are awarded at year-end based on the actual achievement level of the specified corporate goals compared to the target range of achievement. For fiscal 1995, the Compensation Committee determined that bonuses would be awarded based solely upon a target range of annual pretax earnings as a percentage of revenue.

     Grants of Company stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's stockholders and other investors and to encourage executives and key employees to remain in the Company's employ. Grants are not made in every year, but are awarded subjectively based on a number of factors, including the individual's level of responsibility, the amount and term of options already held by the individual, the individual's contributions to the achievement of the Company's financial and strategic objectives as defined in the Company's annual plan, and the Company's achievement of its financial and strategic objectives, which may include the goals described above and developing strategic alliances, identifying and exploiting markets, expanding existing market share and penetration, expanding operating capabilities, and improving net operating margins, productivity of sales representatives and return on equity.

COMPANY POLICY ON QUALIFYING COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the Summary Compensation Table which is not "performance-based" as defined in section 162(m). In order for incentive compensation to qualify as "performance-based" compensation under section 162(m), the Compensation Committee's discretion to grant awards must be strictly limited. The Compensation Committee believes that the benefit to the Company of retaining the ability to exercise discretion under the Company's incentive compensation plans outweighs the limited risk of loss of tax deductions under section 162(m). Therefore, the Compensation Committee does not currently intend to seek to qualify all of its incentive compensation plans under section 162(m).

CEO COMPENSATION

     Mr. Anderson's base salary for 1995 was maintained at the same level as for 1994. Mr. Anderson was awarded a bonus for 1995 equal to approximately 135% of his target bonus. This decision was based on the Company achieving 1995 pretax earnings equal to 119% of the target. Approximately 9% of the bonus earned for 1995 has been deferred. Of this deferred amount, 50% will be paid in February 1997 and 25% will be paid in each of February 1998 and 1999, subject to forfeiture in the event of Mr. Anderson's termination of employment by the Company or its subsidiaries.

OTHER EXECUTIVE COMPENSATION

     The Compensation Committee approved executive cash bonuses equal to approximately 135% of the target bonus amounts, approximately 9% of which has been deferred as noted above under discussion of the CEO's compensation. These decisions were based on the Company's pretax earnings being equal to 119% of the target. The Compensation Committee also granted options under the Company's 1993 Stock Option Plan to certain of its executives and employees. Certain of these options were granted in order to establish appropriate relative numbers of options held by each executive and employee based on their current responsibilities.

By the Compensation Committee:


Warren V. Musser          Richard F. Ford        Ira M. Lubert

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning compensation paid during the last three fiscal years to the Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1995.

                          SUMMARY COMPENSATION TABLE

- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 LONG-TERM
                                                           ANNUAL COMPENSATION                  COMPENSATION
                                   -----------------------------------------------------------------------------
                                                                                                   AWARDS
                                                                                             -------------------
                                                                                                  SECURITIES         ALL OTHER
                                                                               OTHER ANNUAL       UNDERLYING          COMPEN-
   NAME AND PRINCIPAL                                                         COMPENSA-TION      OPTIONS/SARS (#)  SATION ($)/(4)/
       POSITION             YEAR      SALARY ($)/(1)/      BONUS ($)/(2)/        ($)/(3)/
- -----------------------------------------------------------------------------------------------------------------------------------
 Edward R. Anderson,         1995          $310,000           $416,020              --                          0      $3,750
 President and Chief
 Executive Officer/(5)/      1994           310,000            310,000               $608,874             350,000       1,938

                             1993           121,022            235,600              --                    775,000           0
- -----------------------------------------------------------------------------------------------------------------------------------
 James W. Dixon,             1995          $310,000           $416,020               $197,211             300,000      $3,750
 Chairman of the Board/(6)/
                             1994           310,000            310,000              --                          0       3,143

                             1993           310,000            471,200              --                          0       4,497
- -----------------------------------------------------------------------------------------------------------------------------------
Daniel F. Brown,             1995          $245,000           $298,900              --                    150,000      $3,750
Executive Vice President,
Sales                        1994           245,000            220,500              --                         0        3,033

                             1993           225,000            256,500              --                         0        4,497
- -----------------------------------------------------------------------------------------------------------------------------------
Robert J. Boutin, Senior     1995          $200,000           $139,080              --                   120,000       $3,750
Vice President, Finance
and Chief Financial          1994           200,000            100,000              --                    50,000        2,932
Officer
                             1993           150,000            114,000              --                    50,000        3,032
- -----------------------------------------------------------------------------------------------------------------------------------

(1) Includes annual compensation which has been deferred by the named executives pursuant to the Company's 401(k) matched savings plan.

(2) Approximately 9% of the bonus earned for 1995 has been deferred. Of this deferred amount, 50% will be paid in February 1997 and 25% will be paid in each of February 1998 and 1999, subject to forfeiture in the event of termination of employment with the Company or its subsidiaries.

(3) The amount reported for Mr. Dixon for 1995 includes, among other things, relocation expenses totaling $176,240. While other named executives enjoy certain perquisites, such perquisites did not exceed the lesser of $50,000 or 10% of such executive's salary and bonus.

(4) The stated amounts represent Company matching contributions made under its 401(k) matched savings plan.

(5) Mr. Anderson joined the Company in August 1993.

(6) Mr. Dixon resigned as Chairman in 1996 to serve as Chairman and Chief Executive Officer of ClientLink, Inc., a subsidiary of CompuCom.

STOCK OPTIONS

   The following tables set forth information with respect to (i) individual grants of stock options to the Company's Chief Executive Officer and each of the other named executive officers during the last fiscal year, (ii) options exercised during fiscal year 1995, and (iii) the number of unexercised options and the value of unexercised in-the-money options at December 31, 1995.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                                      AT ASSUMED ANNUAL RATES
                                                                                                    OF STOCK PRICE APPRECIATION
                                      INDIVIDUAL GRANTS                                                FOR OPTION TERM/(1)/
- ---------------------------------------------------------------------------------------------------------------------------------
                             NUMBER OF            % OF TOTAL
                             SECURITIES           OPTIONS/SARS
                             UNDERLYING           GRANTED TO         EXERCISE OR
       NAME                  OPTIONS/SARS         EMPLOYEES IN        BASE PRICE      EXPIRATION            5%            10%
                             GRANTED (#)          FISCAL YEAR        ($/SH)/(2)/         DATE               ($)           ($)
- ---------------------------------------------------------------------------------------------------------------------------------
Edward R. Anderson                    0                --                 --              --                --             --
- ---------------------------------------------------------------------------------------------------------------------------------
James W. Dixon                  300,000               21.6%              $3.50          02/09/05          $660,339     $1,673,429
- ---------------------------------------------------------------------------------------------------------------------------------
Daniel F. Brown                 150,000               10.8%              $3.50          02/09/05           330,169        836,714
- ---------------------------------------------------------------------------------------------------------------------------------
Robert J. Boutin                120,000                8.6%              $3.50          02/09/05           264,136        669,372
- ---------------------------------------------------------------------------------------------------------------------------------

(1) The potential realizable values are based on an assumption that the stock price of the shares of Common Stock of the Company appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, nontransferability, or vesting over periods of up to five years. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth of the shares of Common Stock of the Company.

(2) All options have an exercise price at least equal to the fair market value of the shares subject to each option on the date of grant. Options vest 20% each year commencing on January 2, 1996, have a ten-year term, and continue vesting and remain exercisable so long as employment with the Company or one of its subsidiaries continues. The option exercise price may be paid in cash or, in the discretion of the Compensation Committee, by
     (i) delivery of previously acquired shares, (ii) same day sales, i.e. cashless broker's exercises, or (iii) by delivery of a note. The Compensation Committee also may elect to cash-out all or part of the portion of the option to be exercised by paying optionee an amount, in cash or stock, equal to the excess of the fair market value of the stock over the exercise price on the effective date of such cash-out.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

- -----------------------------------------------------------------------------------------------------------------------------------
                                                              NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                SHARES                                  UNEXERCISED                IN-THE-MONEY OPTIONS/SARS AT
                             ACQUIRED ON                               OPTIONS/SARS                   FISCAL YEAR-END ($)(1)
                             EXERCISE (#)                         AT FISCAL YEAR-END (#)
                                                  VALUE                                            EXERCISABLE    UNEXERCISABLE
           NAME                                 REALIZED($)    EXERCISABLE    UNEXERCISABLE
- -----------------------------------------------------------------------------------------------------------------------------------
Edward R. Anderson                     0             --             310,000           465,000       $1,976,250       $2,964,375
- -----------------------------------------------------------------------------------------------------------------------------------
James W. Dixon                   222,999         $1,078,149         238,251           300,000        1,891,258        1,800,000
- -----------------------------------------------------------------------------------------------------------------------------------
Daniel F. Brown                  100,000            500,000         600,000           150,000        4,843,000          900,000
- -----------------------------------------------------------------------------------------------------------------------------------
Robert J. Boutin                  10,000             61,860          92,000           192,000          690,750        1,167,500
- -----------------------------------------------------------------------------------------------------------------------------------

(1) The value of unexercised in-the-money options is calculated based upon (i) the fair market value of the stock at December 29, 1995 less the option exercise price, multiplied by (ii) the number of shares subject to an option. On December 29, 1995, the fair market value was $9.50. This table is presented solely for the purpose of complying with Securities and Exchange Commission rules and does not necessarily reflect the amounts the optionees will actually receive upon any sale of the shares acquired upon the exercise of the options.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

     In 1991, the Company entered into an employment agreement with Daniel F. Brown providing for his employment through March 1, 1996 as an officer of the Company at a minimum annual base salary of $185,000. The agreement provided for Mr. Brown's participation in management bonuses, required the Company to obtain a term life insurance policy in the amount of $185,000 payable to Mr. Brown's designated beneficiary, and afforded him other standard benefits awarded to other senior management. This employment agreement terminated by its terms on March 1, 1996 and has not been renewed by the Company.

                            STOCK PERFORMANCE GRAPH

     The following chart compares the cumulative total stockholder return on the Company's Common Stock for the period December 31, 1990 through December 31, 1995 with the cumulative total return on the Nasdaq Index and the cumulative total return for a peer group index for the same period. The peer group consists of SIC Code 5045--Computer, Peripheral Equipment and Software Wholesalers.

              1990     1991     1992     1993     1994     1995
CompuCom         100      172      167      310      239      725
NASDAQ           100      160      187      214      209      296
Peer Group       100      189      214      344      222      289

     The comparison assumes that $100 was invested on December 31, 1990 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends. The Company has historically reinvested earnings in the growth of its business and has not paid cash dividends on its Common Stock.


                             CERTAIN TRANSACTIONS

     In August 1994, Mr. Anderson delivered to the Company, in payment of the purchase price of 350,000 shares of Common Stock of the Company which he acquired upon exercise of stock options, a full recourse, four-year promissory note in the amount of $1,181,250 which is secured by a pledge of the 350,000 shares of Common Stock. Interest on the note accrues at the rate of 6% per annum and is payable annually beginning January 1, 1996. Principal is payable in two equal annual installments on August 31 in each of 1996 and 1997. The highest outstanding balance since January 1, 1995, and the balance at January 31, 1996, was $1,181,250.

     In November 1994, the Company provided Mr. Dixon with a loan of $210,000 evidenced by a promissory note and secured by a lien on Mr. Dixon's home in Dallas, Texas. The promissory note bears interest at the prime rate. One-third of the principal amount of the note together with accrued interest was paid on March 31, 1995, and the remaining unpaid principal together with accrued interest is payable on the earlier of December 31, 1996 or Mr. Dixon's termination of employment. The highest outstanding balance since January 1, 1995 was $210,000, and the balance at February 15, 1996 was $70,000.

     In October 1994, the Company provided Mr. Dixon with a bridge loan of $217,000 in connection with his relocation from Georgia to Texas. This loan is evidenced by a promissory note which bears interest at 1% in excess of the prime rate and is secured by a second mortgage on his Georgia residence. The principal was repaid in two installments during the first half of 1995, and the accrued interest of approximately $6,200 is expected to be repaid in May 1996.

     In July 1995, Mr. Dixon purchased from the Company 150,000 shares of common stock of ClientLink, Inc. at a cost of $.75 per share. The purchase price, which was based upon a third party valuation, was paid by delivery of a $112,500 full recourse promissory note with a five-year term and is secured by a pledge of the 150,000 shares as collateral. The note bears interest at the rate of 8% per annum. Interest will accrue and be due and payable on July 15 in each year, commencing in 1996. Principal and unpaid accrued interest under the note will become payable in full on the earlier of July 15, 2000 or Mr. Dixon's termination of employment.

     The Company and Safeguard are parties to an Administrative Services Agreement pursuant to which Safeguard provides the Company with administrative support services for an annual fee equal to 1/4 of 1% of the Company's net sales, up to a maximum annual fee of $600,000, and the reimbursement of certain out-of-pocket expenses incurred by Safeguard in performing services under the agreement. The administrative support services include consultation regarding the Company's general management, investor relations, financial management, certain legal services, insurance programs administration, and tax research and planning. The annual administrative services fee does not cover extraordinary services provided by Safeguard to the Company or services which are contracted out. The agreement is subject to termination by the Company or Safeguard upon notice no later than ninety days prior to the end of any fiscal year. The Company expensed $600,000 during 1995 for these services.


                          II. PROPOSAL TO APPROVE THE
                    MANAGEMENT INCENTIVE COMPENSATION PLAN

     THE BOARD OF DIRECTORS BELIEVES THAT THE FOLLOWING PROPOSAL TO ADOPT THE MANAGEMENT INCENTIVE COMPENSATION PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS
                                                       ---
PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

BACKGROUND AND PURPOSE OF THE MICP

     The purpose of the Management Incentive Compensation Plan (the "MICP") is to encourage creativity, team work and a sense of ownership in all of the Company's executives and senior key employees, and to reward these attributes, both as a team player and as an individual contributor, by providing eligible participants with incentive compensation related to the achievement of the Company's annual performance goals. For the last several years, the MICP has provided for the payment of cash bonuses each year based on the achievement of defined annual financial and strategic goals. In February 1996, the Board of Directors adopted an amendment to the MICP, subject to stockholder approval, that will provide the Compensation Committee with the flexibility of making payments in excess of 100% of the target goal in restricted stock, rather than cash, to certain MICP participants. The Company is therefore submitting the MICP, as amended, to the stockholders for their approval at the Annual Meeting. The following description of the MICP, as amended, is intended merely as a summary of the principal features of the MICP.

ELIGIBILITY FOR PARTICIPATION

     Employees (including any directors who are also employees) of the Company holding positions of major responsibility are eligible to participate in the MICP. Participation in the MICP by eligible employees is not automatic but is determined based upon recommendation of the Chief Executive Officer and approval by the Compensation Committee. The MICP presently has a two-tier structure. On April 1, 1996, there were approximately 4 persons considered eligible to participate in the first tier of the MICP and approximately 56 persons considered eligible to participate in the second tier of the MICP.

PERFORMANCE GOALS AND TARGET AWARDS

     At the beginning of each year, the Compensation Committee grants target awards payable in cash and, in certain circumstances, in stock which, in general, are expressed as a percentage of a participant's salary at the beginning of the performance period. At higher levels of responsibility, the target award will represent a greater portion of total compensation. The goals may include a target range of pretax earnings, earnings per share, return on equity, or some other objective measurement that is consistent with long-term stockholder goals. For the last five years, the Compensation Committee has awarded bonuses based upon the achievement of a target range for annual pretax earnings or a target range for annual pretax earnings as a percentage of revenue. The Compensation Committee has determined that 1996 bonuses also will be awarded on the basis of a target range for annual pretax earnings. The percentage of each target award to be distributed to a participant in the first tier of the MICP will be determined by the Compensation Committee on the basis of the performance goals established, the related company performance levels achieved (which may be adjusted by the Compensation Committee, in its discretion), and the level of achievement of the participant's individual performance in relation to the objectives established for each such participant at the beginning of each year. Based upon the criteria established by the Compensation Committee with respect to the first tier participants in the MICP, the executive officers of the Company will have the authority to establish the performance goals and determine the target award and allocation of award payments among participants in the second tier of the MICP. Final award payments may be less than or greater than 100% of the target award. In addition, each year the Compensation Committee will establish a minimum level of performance below which no award will be payable and a maximum level above which no additional amount can be earned.

     Upon determination by the Compensation Committee of final award payments, payments will be made in cash as soon as practicable, provided, however, that any payments in excess of 100% of the target will be deferred over a three-year period, with one-third of the payments being made on each of the first through third anniversaries of the date of the Compensation Committee's approval of payment (the "Determination Date"). Payments to executives in the first tier of the MICP in excess of 100% of the target will be paid in the form of restricted stock, while participants in the second tier of the MICP will have the option of electing to receive deferred payments in the form of either cash or restricted stock. The number of shares to be issued to each participant shall be determined based upon the fair market value of a share of the Company's Common Stock as of the Determination Date. The restrictions on such shares will lapse as to one-third of the shares on each of the first through third anniversaries of the Determination Date. In the event of a participant's termination of employment, all deferred payments, whether in the form of cash or restricted stock, that have not been paid by the date of termination will be forfeited. Participants in the first tier of the MICP who hold shares of Common Stock of the Company (including restricted stock and holdings in the Company's 401(k), personal portfolio or other sources) equal to or greater than 100% of their base salary on the Determination Date may elect to receive deferred payments in cash rather than restricted stock.

SHARES SUBJECT TO THE MICP

     Subject to the adjustment provisions discussed below, the maximum number of shares of Common Stock that may be issued under the MICP is 500,000 shares. Such shares may be authorized but unissued shares of Common Stock or previously issued but reacquired shares of Common Stock. Shares of restricted stock forfeited under the MICP may again be subject to award under the MICP. The closing price of the Company's Common Stock on the Nasdaq National Market on April 1, 1996 was $8.75 per share.

CERTAIN CAPITAL CHANGES

     In the event of any change in the number or class of shares of Common Stock outstanding by reason of a stock dividend, stock split, subdivision or combination of shares, the number and class of shares of Common Stock subject to the MICP will be proportionately adjusted. In the event of the liquidation, dissolution or reorganization of the Company, a merger or consolidation in which the Company is not the surviving entity or in which the outstanding shares of Common Stock are converted into cash, securities or other property, or another event occurs that constitutes a change of control, or if the Compensation Committee so determines, in its discretion, all restrictions on shares of restricted stock held by participants under the MICP shall lapse immediately prior to the occurrence of such event.

TERM; AMENDMENTS

     The Board may terminate the MICP and may make modifications and amendments to the MICP, but the Board may not, without further approval by the holders of a majority of the outstanding shares present and entitled to vote on such issues,
(a) change the number of shares that may be awarded under the MICP in the aggregate (except as provided under the adjustment provisions described above); or (b) make any other material amendment to the MICP, provided that no stockholder approval will be required if Rule 16b-3, or any successor provision promulgated pursuant to Section 16 of the Securities Exchange Act of 1934 does not require stockholder approval.

APPROVAL BY STOCKHOLDERS

     The approval of the adoption of the Management Incentive Compensation Plan requires a majority of the votes cast thereon. If the proposal to approve the Management Incentive Compensation Plan in the form submitted to the stockholders is not approved, then the Board shall amend the Management Incentive Compensation Plan to provide that all payments under the plan shall be made in cash.

                               NEW PLAN BENEFITS

     The following table sets forth the number of shares that would have become issuable under the MICP in respect of 1995 performance targets if the MICP, as amended, had been in effect during 1995:

                                                       MICP     DOLLAR
NAME AND POSITION/(1)/                        NUMBER OF SHARES  VALUE($)/(2)/
- ----------------------                        ----------------  -------------
Edward R. Anderson                                     15,180        $117,645
  President and Chief Executive Officer
Daniel F. Brown
  Executive Vice President, Sales                      10,906          84,525
Robert J. Boutin
  Senior Vice President, Finance
  and Chief Financial Officer                           5,342          41,400
Executive Officers as a Group                          31,428         243,570
Non-Executive Officer Employees as a Group              2,493          19,320

(1) Mr. Dixon has been excluded from the table since he is no longer eligible to participate in the Company's MICP. Non-Employee Directors and Director Nominees also have been excluded from the table since they are not eligible to participate in the MICP.
(2) The dollar value is calculated based upon a per share price of $7.625, the average of the high and low prices of a share of the Company's Common Stock as reported on the Nasdaq National Market on February 12, 1996.


                        INDEPENDENT PUBLIC ACCOUNTANTS

     Since 1987, the Company has retained KPMG Peat Marwick LLP as its independent public accountants, and it intends to retain KPMG Peat Marwick LLP for the current year ending December 31, 1996. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have an opportunity at the meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.


     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Stockholders") to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ("SEC"). Officers, directors and 10% Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms which they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that during the period from January 1, 1995 to December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and 10% Stockholders were complied with, except for three transactions reported late on a Form 5 by Mr. Brown, one late filing on Form 4 relating to one transaction by Mr. Johnson, and one late filing on Form 3 by Mr. Loewenberg.

                                 OTHER MATTERS

     The Company is not aware of any other business to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, however, the enclosed Proxy confers discretionary authority with respect thereto.

     The Company's Annual Report for 1995, including financial statements and other information with respect to the Company and its subsidiaries, is being mailed simultaneously to the stockholders but is not to be regarded as proxy solicitation material.

Dated:  April 12, 1996

PROXY


                            COMPUCOM SYSTEMS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby constitute and appoint Edward R. Anderson and Robert J. Boutin, and each of them, my true and lawful agents and proxies with full power of substitution in each, to vote all shares held of record by me as specified on the reverse side and, in their discretion, on all other matters which may properly come before the 1996 Annual Meeting of Stockholders of CompuCom Systems, Inc. to be held on May 21, 1996, and at any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE MANAGEMENT INCENTIVE COMPENSATION PLAN, AND AS THE PROXIES MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

         PLEASE MARK, SIGN AND DATE THE PROXY CARD ON THE REVERSE SIDE
               AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.



                            .FOLD AND DETACH HERE.

                                                           Please mark      [_]
                                                           your votes as
                                                           indicated in
                                                           this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.    ELECTION OF DIRECTORS                           FOR      [_]                WITHHELD              [_]
      Nominees:                                                                   FOR ALL
      Charles A. Root          Delbert W. Johnson     TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WHILE VOTING FOR
      Edward R. Anderson       John D. Loewenberg     THE REMAINDER, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST.
      Daniel F. Brown          Ira M. Lubert
      James W. Dixon           Warren V. Musser
      Michael J. Emmi          Edward N. Patrone
      Richard F. Ford



2.   MANAGEMENT INCENTIVE COMPENSATION PLAN           FOR      [_]                WITHHELD              [_]             ABSTAIN  [_]





SIGNATURE(S)__________________________________     DATE:   _____________________
THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. Joint tenants must both sign. When signing as attorney, executor, administrator, trustee or guardian, or for a corporation or partnership, please give full title.



                            *FOLD AND DETACH HERE*



   Your Proxy vote is important, regardless of the number of shares you own.

   Whether or not you plan to attend the meeting in person, please complete, date and sign the above Proxy card and return it without delay in the enclosed envelope.



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